Exhibit 21
List of Subsidiaries

Tideland's Oil & Gas Subsidiaries:

1.       Rio Bravo Energy LLC, a Texas limited liability company;
2.       Arrecefe Management LLC, a Texas limited liability company;
3.       Marea Associates, L.P, a Texas limited partnership;
4.       Terranova Energia, S.de R.L. de C.V., a Mexican corporation;
5.       Sonterra Energy Corporation, a Texas corporation;
6.       Reef Ventures, L.P., a Texas limited partnership; and
7.       Esperanza Energy LLC

Rio Bravo Energy, LLC Subsidiary

1.       Sonora Pipeline LLC, a Texas limited liability company;


Reef Ventures, L.P. Subsidiaries

1.       Reef International LLC, a Texas limited liability company; and
2.       Reef Marketing LLC, a Texas limited liability company.